Exhibit 99.1
For More Information Contact:
Investors:
Damon Wright
(714) 382-5013
damon.wright@ingrammicro.com
INGRAM MICRO REPORTS THIRD QUARTER FINANCIAL RESULTS

Robust Contribution from Higher Margin Businesses, Strong Operating Leverage
Drives 21% Increase in Non-GAAP EPS on a Currency Neutral Basis

$965 Million in Operating Cash Flow Generated Through the End of Q3

Company Repurchased 6.4 Million Shares for $160 Million During 2015 Third Quarter,
Declares $0.10 Quarterly Dividend to Stockholders of Record at Market Close on November 10, 2015

IRVINE, Calif., Oct. 29, 2015 - Ingram Micro Inc. (NYSE: IM) today announced financial results for the third quarter ended Oct. 3, 2015.

(US$ in millions, except per share data)	Third Quarter Ended
	Oct. 3, 2015	Sept. 27, 2014	USD Change	FX Neutral Change

Net Sales	$10,516	$11,238	(6)%	2%

Non-GAAP operating income	$169	$161	5%	15%
Non-GAAP operating margin	1.60%	1.43%	17 bps	NA

Operating income	$119	$120	0%	NA
Operating margin	1.14%	1.07%	7 bps	NA

Non-GAAP net income	$103	$98	5%	17%
Net income	$65	$72	(10)%	NA

Non-GAAP earnings per diluted share	$0.67	$0.62	8%	21%
Earnings per diluted share	$0.42	$0.45	(7)%	NA

A reconciliation of GAAP financial measures to non-GAAP financial measures is presented in the Supplementary Information section in this press release.

“We had a great quarter, reflecting continued execution on our strategy,” said Alain Monié, Ingram Micro CEO. “We drove strong operating leverage while continuing to build our capabilities in key strategic areas such as advanced solutions, lifecycle services, commerce and fulfillment solutions and cloud. Our teams remained focused on generating strong returns on capital, which resulted in expanded margins, with non-GAAP operating margin reaching the highest level for a third quarter in more than a decade, a 21% increase in non-GAAP earnings per share on a currency neutral basis versus last year and $340 million in operating cash flow for the quarter. Our focus on structurally improving our cash conversion cycle is yielding results and we now expect to generate more than $1 billion in operating cash flow for the full year, even as we deploy capital to support revenue growth in our seasonally strongest fourth quarter.
“Consistent with our strategy to expand in higher value and services areas,” Monié said, “we recently announced our intent to acquire the commerce solutions business of DOCDATA N.V. and value-add IT solutions provider Grupo AÇÃO. We expect to leverage our global infrastructure and world-class partnerships to accelerate growth and profitability in these businesses and, upon close, each is expected to immediately contribute to further margin expansion and non-GAAP earnings.
“In addition to strong execution across the business,” Monié continued, “this quarter we continued to deliver on our commitment to return capital to shareholders, paying our first ever quarterly dividend and repurchasing more than $160 million in stock during the third quarter, bringing total repurchases to $206 million since we resumed our program this May.”

Third Quarter Results of Operations
Worldwide third quarter sales were $10.5 billion, down 6 percent in U.S. dollars and up 2 percent on a currency neutral basis. Excluding the negative impact related to the company exiting portions of its North American mobility distribution business, as previously disclosed, worldwide third quarter sales were up approximately 5 percent on a currency neutral basis.
Non-GAAP operating income of $169 million was up 5 percent in U.S. dollars, or up 15 percent on a currency neutral basis, over last year. Non-GAAP operating margin of 1.60 percent grew 17 basis points over last year, the highest level for a third quarter in more than a decade.
North America delivered strong profitability with a 42 basis point increase in non-GAAP operating margin, as the region benefited from robust sales of advanced and specialty solutions and higher volumes in mobility lifecycle services. North America revenue was down 13 percent, or down 11 percent on a currency neutral basis, primarily due to exiting portions of the region’s mobility distribution business that did not meet the company’s profitability requirements, as well as lower sales of PCs and tablets, especially when compared to robust PC growth last year.
Asia Pacific delivered strong operating leverage, as non-GAAP operating income growth of 23 percent was more than triple the region’s 6 percent revenue growth rate. On a currency neutral basis, the region’s revenue grew 16 percent, largely due to continued solid growth in India, Australia and China, as well as contribution from recent value-focused acquisitions in Turkey and Saudi Arabia.
Europe revenue declined 8 percent in U.S. dollars, but was up 8 percent on a currency neutral basis, in part due to the recent acquisition of Anovo and strong smart phone sales, as well as modest growth in technology solutions. Non-GAAP operating margin declined 2 basis points, as strong year-over-year improvement with expanding gross and operating margins in the company’s European technology solutions business was more than offset by efforts to build out higher margin strategic businesses, including in mobility and to expand the company’s cloud marketplace throughout the region.
Latin America had robust revenue growth in excess of 30 percent on a currency neutral basis (11 percent in U.S. dollars), resulting from strong growth in Mexico and Brazil, as well as the contribution from recent acquisitions. Profitability in the region remains solid.
2015 third quarter non-GAAP net income was $103 million, with non-GAAP earnings of 67 cents per diluted share, up 8 percent when compared to the 2014 third quarter, and up 21 percent on a currency neutral basis. Compared to the same period in 2014, the translation of foreign currencies negatively impacted 2015 third quarter non-GAAP earnings by 8 cents per diluted share. This amount was 2 cents greater than the foreign exchange impact the company anticipated when it provided its earnings outlook for the 2015 third quarter.

Key 2015 third quarter business highlights:

•
Ingram Micro’s commerce and fulfillment sales grew by double digits in the 2015 third quarter on a currency neutral basis. Following the close of the 2015 third quarter, the company announced its intention to significantly broaden its commerce and fulfillment solutions footprint in Europe with the acquisition of Docdata, one of the leading European providers of order fulfillment, returns logistics and online payment services. Docdata provides critical commerce solutions to major retailers, brands and promising start-ups and currently handles between 125,000 and 250,000 orders on a daily basis, with major operations in Germany, Netherlands and the United Kingdom. Docdata is expected to contribute in excess of $150 million in annual services revenue to Ingram Micro and to contribute 5 to 7 cents to 2016 non-GAAP earnings per share. Closing is expected toward the end of 2015 and is subject to customary closing conditions including regulatory approval and DOCDATA N.V. shareholder approval.

•
Last week, the company announced its intention to acquire Sao Paulo, Brazil-based Grupo AÇÃO (AÇÃO), one of Latin America’s leading providers of critical value-add IT solutions. In addition to a portfolio of higher value products, including those from strategic vendors such as IBM, Oracle, Red Hat, EMC and VMware, AÇÃO also provides integration services, sales support and financial services, with major operations in Brazil, Colombia and Argentina. AÇÃO is expected to contribute in excess of $300 million in annual value-add solutions revenue to Ingram Micro and contribute approximately 4 cents to 2016 full year non-GAAP earnings per share. The transaction, which is subject to customary regulatory and other closing conditions, is expected to close late in the 2015 fourth quarter.

•
Ingram Micro grew its Cloud business by more than 100 percent year-over-year on a constant currency basis in the 2015 third quarter, benefiting from the continued global expansion of its cloud marketplace. The company has recently expanded into India, Singapore and Malaysia and Ingram Micro’s automated Cloud Marketplace is now available for vendor partners and customers in 16 countries worldwide. The Ingram Micro Cloud Marketplace is an ecosystem of buyers, sellers and solutions that empowers channel partners and IT professionals to configure, provision and manage cloud technologies in one single integrated place. The Cloud Marketplace enables efficient management of the complete end-customer cloud subscription lifecycle from a single, automated platform, and offers an end-to-end portfolio of vetted cloud solutions that covers all major business categories including infrastructure, security, communication and collaboration, business applications and platform, and cloud management services.

•
Working capital days at the end of the quarter were 25 days, a 2 day improvement both from the 2015 second quarter and last year’s third quarter, resulting from the company’s global working capital improvement program.

•
Ingram Micro repurchased 6.4 million shares during the 2015 third quarter for a total cost of $161 million. Since May 2015, when the company resumed its repurchase program, it has repurchased more than 8 million shares for a total cost of $206 million.

•
The company realized approximately $5 million in cost savings during the 2015 third quarter related to its previously announced cost savings program, which has included implementing lean corporate initiatives. The company continues to expect to realize $10 million ($40 million annual run rate) of total cost savings in the 2015 fourth quarter and is on-track to deliver annual global cost savings of $100 million in 2016.

•	Ingram Micro expanded its strategic relationship with Dell, as it was named an authorized Dell Federal distribution partner.
The Ingram Micro Board of Directors has declared a quarterly cash dividend of $0.10 per share of the company’s common stock. The dividend will be paid on November 24, 2015 to stockholders of record at the close of market on November 10, 2015.

Outlook
The following statements are based on the company's current expectations for the 2015 fourth quarter and exclude the amortization of intangible assets, charges associated with acquisition-related costs, reorganization, integration and transition costs and charges associated with expense reduction programs and the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity. These statements are forward-looking and actual results may differ materially.
For the 2015 fourth quarter, foreign exchange headwinds are expected to negatively impact worldwide revenue by approximately 6 percent, or by more than $800 million, and to negatively impact non-GAAP earnings per diluted share by 10 cents when compared to the 2014 fourth quarter. Ingram Micro currently expects 2015 fourth quarter revenue to reflect a historic seasonal sequential increase in the mid- to high teens over the 2015 third quarter and to be between $12.0 billion and $12.6 billion. Non-GAAP earnings per diluted share for the 2015 fourth quarter are expected to be in the range of $1.00 to $1.07, which includes the negative impact of 10 cents related to currency movement when compared with the fourth quarter last year, and reflects an increase of 12 percent to 19 percent over the 2014 fourth quarter on a currency neutral basis. The company also now expects to generate more than $1 billion in cash flow from operations for the 2015 full year, up from earlier expectations of $700 million in cash flow from operations for the 2015 full year, even as the company deploys capital to support revenue growth in its seasonally strongest fourth quarter.

Non-GAAP Disclosures
            In addition to GAAP results, Ingram Micro is reporting non-GAAP operating income, non-GAAP operating margin, non-GAAP net income and non-GAAP earnings per diluted share. These non-GAAP measures exclude charges associated with reorganization, acquisitions, integration and transition costs, including those associated with the company’s previously announced cost savings programs, and the amortization of intangible assets. These non-GAAP financial measures also exclude a charge related to an impairment of internally developed software in the second quarter of 2015 resulting from the company’s decision to stop its global ERP deployment, a charge in the third quarter of 2015 for an estimated settlement of employee related taxes assessed in Europe, and a benefit related to the receipt of an LCD flat panel class action settlement in 2014. Non-GAAP net income and non-GAAP earnings per diluted share also exclude the impact of foreign exchange gains or losses related to the translation effect on Euro-based inventory purchases in Ingram Micro’s pan-European entity.
            The non-GAAP measures noted above are primary indicators that Ingram Micro’s management uses internally to conduct and measure its business and evaluate the performance of its consolidated operations and operating segments. Ingram Micro’s management believes these non-GAAP financial measures are useful because they provide meaningful comparisons to prior periods and an alternate view of the impact of acquired businesses. These non-GAAP financial measures are used in addition to and in conjunction with results presented in accordance with GAAP. These non-GAAP financial measures reflect an additional way of viewing aspects of our operations that, when viewed with our GAAP results and the accompanying reconciliations to corresponding GAAP financial measures, provide a more complete understanding of factors and trends affecting Ingram Micro’s business. A material limitation associated with these non-GAAP measures as compared to the GAAP measures is that they may not be comparable to other companies with similarly titled items that present related measures differently.  The non-GAAP measures should be considered as a supplement to, and not as a substitute for or superior to, the corresponding measures calculated in accordance with GAAP and may not be comparable to similarly titled measures used by other companies.
            Reconciliation of GAAP to non-GAAP financial measures for the periods presented is attached to the press release.

Conference Call and Webcast
Additional information about Ingram Micro's financial results will be presented in a conference call with presentation slides today at 5 p.m. ET. To listen to the conference call webcast and view the accompanying presentation slides, visit the company’s website at www.ingrammicro.com (Investor Relations section). The conference call is also accessible by telephone at (877) 869-3847 (toll-free within the United States and Canada) or (201) 689-8261 (other countries).
The replay of the conference call with presentation slides will be available for one week at www.ingrammicro.com (Investor Relations section) or by calling (877) 660-6853 or (201) 612-7415, conference ID “13619338.”

About Ingram Micro Inc.

Ingram Micro helps businesses realize the promise of technology TM. It delivers a full spectrum of global technology and supply chain services to businesses around the world. Deep expertise in technology solutions, mobility, cloud, and supply chain solutions enables its business partners to operate efficiently and successfully in the markets they serve. More at www.ingrammicro.com.

Cautionary Statement for the Purpose of the Safe Harbor Provisions of the Private Securities Litigation Reform Act of 1995
The matters in this press release that are forward-looking statements within the meaning of the Private Securities Litigation Reform Act, including statements relating to the expected benefits from acquisitions and our ability to enhance earnings power and the impact of foreign currency rates are based on current management expectations. Certain risks may cause such expectations to not be achieved and, in turn, may have a material adverse effect on Ingram Micro's business, financial condition and results of operations. Ingram Micro disclaims any duty to update any forward-looking statements. Important risk factors that could cause actual results to differ materially from those discussed in the forward-looking statements include, without limitation: (1) changes in macro-economic and geopolitical conditions can affect our business and results of operations; (2) our acquisition and investment strategies may not produce the expected benefits, which may adversely affect results of operations; (3) we are dependent on a variety of information systems, which, if not properly functioning, and available, or if we experience system security breaches, data protection breaches or other cyber-attacks, could adversely disrupt our business and harm our reputation and net sales; (4) the validity, subsistence and enforceability of the patent portfolio that we currently hold or acquire may be challenged, and we have a risk of being involved in intellectual property disputes that could cause us to incur substantial costs, divert the efforts of management or require us to pay substantial damages or licensing fees; (5) failure to retain and recruit key personnel would harm our ability to meet key objectives; (6) we operate a global business that exposes us to risks associated with conducting business in multiple jurisdictions; (7) our failure to adequately adapt to industry changes could negatively impact our future operating results; (8) we continually experience intense competition across all markets for our products and services; (9) termination of a key supply or services agreement or a significant change in supplier terms or conditions of sale could negatively affect our operating margins, revenue or the level of capital required to fund our operations; (10) substantial defaults by our customers or the loss of significant customers could negatively impact our business, results of operations, financial condition or liquidity; (11) changes in, or interpretations of, tax rules and regulations, changes in the mix of our business amongst different tax jurisdictions, and deterioration of the performance of our business may adversely affect our effective income tax rates or operating margins and we may be required to pay additional taxes and/or tax assessments, as well as record valuation allowances relating to our deferred tax assets; (12) our goodwill and identifiable intangible assets could become impaired, which could reduce the value of our assets and reduce our net income in the year in which the write-off occurs; (13) changes in our credit rating or other market factors, such as adverse capital and credit market conditions or reductions in cash flow from operations may affect our ability to meet liquidity needs, reduce access to capital, and/or increase our costs of borrowing; (14) future cash dividends and share repurchases, or whether such dividends or repurchases will be made, may be affected by, among other factors: our views on potential future capital requirements for investments in acquisitions or other business needs, legal risks, changes in tax or corporate laws, contractual restrictions, or board determination; (15) we cannot predict the outcome of litigation matters and other contingencies that we may be involved with from time to time; (16) Our failure to comply with the requirements of environmental regulations could adversely affect our business; (17) we face a variety of risks in our reliance on third-party service companies, including shipping companies, for the delivery of our products and outsourcing arrangements; (18) changes in accounting rules could adversely affect our future operating results; and (19) our quarterly results have fluctuated significantly. There are additional contingencies associated with each of the above identified risks. For example, in connection with our acquisition strategy, the Docdata and AÇÃO transactions may not be consummated for several reasons, including failure to receive approval by competent Competition authorities. Additionally, we risk failing to realize the anticipated benefits of an acquisition due to, among other things, the unsuccessful integration of the acquired business. Further, despite its global presence, Ingram Micro may fail to proactively identify and tap into emerging markets and geographies. We have historically instituted, and will continue to institute, changes to our strategies, operations and processes in an effort to address and mitigate risks; however, there are no assurances that Ingram Micro will be successful in these efforts. For a further discussion of significant factors to consider in connection with forward-looking statements concerning Ingram Micro, reference is made to our SEC filings and specifically to Item 1A-Risk Factors, of our latest Annual Report on Form 10-K.

# # #
© 2014 Ingram Micro Inc. All rights reserved. Ingram Micro and the registered Ingram Micro logo are trademarks used under license by Ingram Micro Inc.

Ingram Micro Inc.
Consolidated Balance Sheet
(Amounts in 000s)
(Unaudited)

	October 3, 2015	January 3, 2015
ASSETS
Current assets:
Cash and cash equivalents	$945,317	$692,777
Trade accounts receivable, net	4,938,021	6,115,328
Inventory	3,668,590	4,145,012
Other current assets	627,286	532,406
Total current assets	10,179,214	11,485,523
Property and equipment, net	356,665	432,430
Goodwill	543,366	532,483
Intangible assets, net	326,734	318,689
Other assets	55,770	62,318
Total assets	$11,461,749	$12,831,443

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$5,622,480	$6,522,369
Accrued expenses	585,950	542,038
Short-term debt and current maturities of long-term debt	127,245	372,026
Total current liabilities	6,335,675	7,436,433
Long-term debt, less current maturities	1,097,189	1,096,889
Other liabilities	113,219	132,295
Total liabilities	7,546,083	8,665,617
Stockholders’ equity	3,915,666	4,165,826
Total liabilities and stockholders’ equity	$11,461,749	$12,831,443

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Thirteen Weeks Ended
	October 3, 2015	September 27, 2014

Net sales	$10,515,880	$11,237,840
Cost of sales	9,852,297	10,591,751
Gross profit	663,583	646,089
Operating expenses:
Selling, general and administrative	510,990	494,507
Amortization of intangible assets	14,206	14,567
Reorganization costs	18,958	17,300
	544,154	526,374
Income from operations	119,429	119,715
Other expense (income):
Interest income	(991)	(1,045)
Interest expense	18,429	16,659
Net foreign exchange loss (gain)	12,264	(3,323)
Other	313	4,467
	30,015	16,758
Income before income taxes	89,414	102,957
Provision for income taxes	24,492	30,723
Net income	$64,922	$72,234
Diluted earnings per share	$0.42	$0.45
Diluted weighted average shares outstanding	154,742	159,543

Ingram Micro Inc.
Consolidated Statement of Income
(Amounts in 000s, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended
	October 3, 2015	September 27, 2014

Net sales	$31,713,584	$32,531,208
Cost of sales	29,775,715	30,640,794
Gross profit	1,937,869	1,890,414
Operating expenses:
Selling, general and administrative	1,526,340	1,481,743
Amortization of intangible assets	47,226	43,140
Reorganization costs	29,234	79,237
Impairment of internally developed software	115,856	—
	1,718,656	1,604,120
Income from operations	219,213	286,294
Other expense (income):
Interest income	(2,650)	(3,782)
Interest expense	61,799	54,406
Net foreign exchange loss (gain)	26,540	(1,153)
Other	7,256	13,011
	92,945	62,482
Income before income taxes	126,268	223,812
Provision for income taxes	52,364	76,132
Net income	$73,904	$147,680
Diluted earnings per share	$0.47	$0.93
Diluted weighted average shares outstanding	158,016	159,181

Ingram Micro Inc.
Consolidated Statement of Cash Flows
(Amounts in 000s)
(Unaudited)

	Thirty-nine Weeks Ended
	October 3, 2015	September 27, 2014
Cash flows from operating activities:
Net income	$73,904	$147,680
Adjustments to reconcile net income to cash provided (used) by operating activities:
Depreciation and amortization	113,435	108,202
Stock-based compensation	28,291	24,761
Excess tax benefit from stock-based compensation	(4,334)	(4,338)
Loss on write-off of assets	—	8,302
Gain on sale of property and equipment	(272)	—
Impairment of internally developed software	115,856	—
Noncash charges for interest and bond discount amortization	2,212	1,769
Deferred income taxes	1,553	(30,973)
Changes in operating assets and liabilities, net of effects of acquisitions:
Trade accounts receivable	1,078,501	566,097
Inventory	400,880	(551,609)
Other current assets	(107,241)	(30,350)
Accounts payable	(663,616)	(603,481)
Change in book overdrafts	(70,825)	166,361
Accrued expenses	(2,463)	(196,364)
Cash provided (used) by operating activities	965,881	(393,943)
Cash flows from investing activities:
Capital expenditures	(99,022)	(52,369)
Sale of marketable securities, net	5,000	1,100
Proceeds from sale of property and equipment	1,145	—
Cost-based investment	—	(10,000)
Acquisitions, net of cash acquired	(100,855)	(18,880)
Cash used by investing activities	(193,732)	(80,149)
Cash flows from financing activities:
Proceeds from exercise of stock options	10,279	16,943
Repurchase of Class A Common Stock	(205,608)	—
Excess tax benefit from stock-based compensation	4,334	4,338
Other consideration for acquisitions	(2,358)	—
Dividends paid to shareholders	(15,196)	—
Net proceeds from (repayments of) revolving credit facilities	(301,156)	283,133
Cash provided (used) by financing activities	(509,705)	304,414
Effect of exchange rate changes on cash and cash equivalents	(9,904)	(6,892)
Increase (decrease) in cash and cash equivalents	252,540	(176,570)
Cash and cash equivalents, beginning of period	692,777	674,390
Cash and cash equivalents, end of period	$945,317	$497,820

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Thirteen Weeks Ended October 3, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Consolidated Total

Net Sales	$4,477.1	$2,928.5	$2,528.1	$582.2	$—	$10,515.9

GAAP Operating Income	$88.7	$2.6	$31.8	$7.1	$(10.8)	$119.4
Reorganization, integration and transition costs	14.3	7.7	7.0	1.3	—	30.3
Amortization of intangible assets	8.1	3.2	2.0	0.9	—	14.2
Estimated settlement of employee related taxes	—	4.7	—	—	—	4.7
Non-GAAP Operating Income	$111.1	$18.2	$40.8	$9.3	$(10.8)	$168.6

GAAP Operating Margin	1.98%	0.09%	1.26%	1.21%		1.14%
Non-GAAP Operating Margin	2.48%	0.62%	1.61%	1.59%		1.60%

	Thirteen Weeks Ended September 27, 2014
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Consolidated Total

Net Sales	$5,134.3	$3,200.4	$2,378.2	$524.9	$—	$11,237.8

GAAP Operating Income	$85.7	$2.1	$31.0	$9.2	$(8.3)	$119.7
Reorganization, integration and transition costs	9.9	15.4	0.7	0.5	—	26.5
Amortization of intangible assets	10.0	3.0	1.4	0.2	—	14.6
Non-GAAP Operating Income	$105.6	$20.5	$33.1	$9.9	$(8.3)	$160.8

GAAP Operating Margin	1.67%	0.07%	1.30%	1.75%		1.07%
Non-GAAP Operating Margin	2.06%	0.64%	1.39%	1.89%		1.43%

Ingram Micro Inc.
Supplementary Information
Income from Operations - Reconciliation of GAAP to Non-GAAP Information
(Amounts in Millions)
(Unaudited)

	Thirty-nine Weeks Ended October 3, 2015
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation	Impairment of Internally Developed Software	Consolidated Total

Net Sales	$13,537.2	$8,857.8	$7,553.9	$1,764.7	$—	$—	$31,713.6

GAAP Operating Income	$223.6	$20.9	$94.4	$24.5	$(28.3)	$(115.9)	$219.2
Reorganization, integration and transition costs	28.6	15.9	9.3	3.5	—	—	57.3
Amortization of intangible assets	28.9	11.3	5.7	1.3	—	—	47.2
Estimated settlement of employee related taxes	—	4.7	—	—	—	—	4.7
Impairment of internally developed software	—	—	—	—	—	115.9	115.9
Non-GAAP Operating Income	$281.1	$52.8	$109.4	$29.3	$(28.3)	$—	$444.3

GAAP Operating Margin	1.65%	0.24%	1.25%	1.39%			0.69%
Non-GAAP Operating Margin	2.08%	0.60%	1.45%	1.66%			1.40%

	Thirty-nine Weeks Ended September 27, 2014
	North America	Europe	Asia-Pacific	Latin America	Stock-based Compensation		Consolidated Total

Net Sales	$13,887.4	$10,077.4	$7,026.5	$1,539.9	$—		$32,531.2

GAAP Operating Income (Loss)	$219.5	$(6.0)	$71.4	$26.2	$(24.8)		$286.3
Reorganization, integration and transition costs	39.7	61.6	4.5	1.1	—		106.9
Amortization of intangible assets	29.6	8.7	4.3	0.6	—		43.2
LCD class action settlement	(6.6)	—	—	—	—		(6.6)
Non-GAAP Operating Income	$282.2	$64.3	$80.2	$27.9	$(24.8)		$429.8

GAAP Operating Margin	1.58%	(0.06)%	1.02%	1.70%			0.88%
Non-GAAP Operating Margin	2.03%	0.64%	1.14%	1.81%			1.32%

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Thirteen Weeks Ended October 3, 2015
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$64.9	$0.42
Reorganization, integration and transition costs	22.4	0.15
Amortization of intangible assets	10.5	0.07
Estimated settlement of employee related taxes	3.5	0.02
Pan-Europe foreign exchange loss	1.7	0.01
Non-GAAP Financial Measure	$103.0	$0.67

	Thirteen Weeks Ended September 27, 2014
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$72.2	$0.45
Reorganization, integration and transition costs	20.3	0.13
Amortization of intangible assets	10.2	0.06
Pan-Europe foreign exchange gain	(4.4)	(0.02)
Non-GAAP Financial Measure	$98.3	$0.62

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 154.7 and 159.5 for the thirteen weeks ended October 3, 2015 and September 27, 2014, respectively.

Ingram Micro Inc.
Supplementary Information
Reconciliation of GAAP to Non-GAAP Financial Measures
(Amounts in Millions, except per share data)
(Unaudited)

	Thirty-nine Weeks Ended October 3, 2015
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$73.9	$0.47
Reorganization, integration and transition costs	42.1	0.27
Amortization of intangible assets	34.4	0.22
Estimated settlement of employee related taxes	3.5	0.02
Impairment of internally developed software	99.7	0.63
Pan-Europe foreign exchange loss	5.2	0.03
Non-GAAP Financial Measure	$258.8	$1.64

	Thirty-nine Weeks Ended September 27, 2014
	Net Income	Diluted Earnings per Share (a)

As Reported Under GAAP	$147.7	$0.93
Reorganization, integration and transition costs	85.1	0.54
Amortization of intangible assets	30.6	0.19
LCD class action settlement	(4.7)	(0.03)
Pan-Europe foreign exchange gain	(6.1)	(0.04)
Non-GAAP Financial Measure	$252.6	$1.59

(a)
Per share impact is calculated by dividing net income amount by the diluted weighted average shares outstanding of 158.0 and 159.2 for the thirty-nine weeks ended October 3, 2015 and September 27, 2014, respectively.